Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to the Registration Statement on Form S-8 (No. 333-262006) pertaining to the CWB Holdings, Inc. 2015 Stock Option Plan, as amended, and the Charlotte’s Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan of our report dated November 4, 2021, with respect to the consolidated financial statements of Charlotte’s Web Holdings, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in the Registration Statement on Form 10 (No. 000-56364), as amended on December 22, 2021 and January 25, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

January 24, 2022